UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

X	Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

As previously disclosed in its proxy statement for its 2014 annual meeting of shareholders (the “2014 Proxy Statement”), FirstMerit Corporation (“we,” “FirstMerit” or the “Company”) amended its Amended and Restated Supplemental Executive Retirement Plan (“SERP”) to freeze the benefit payable to Paul G. Greig, the Company’s President and Chief Executive Officer, at the amount that would have been paid to Mr. Greig under the SERP had he terminated his employment on November 30, 2013 (i.e., $20,486,888). Accordingly, when Mr. Greig retires, he will receive a lump sum payment of $20,486,888 pursuant to the SERP. The amount payable to Mr. Greig is fixed and will not increase or decrease for any reason. No interest or any other earnings credits will be applied to the amount payable under the SERP. However, under the terms of the SERP, Mr. Greig would forfeit all of the benefit under the SERP if the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) determines that Mr. Greig should forfeit his SERP benefit if he has committed an act that constitutes “Cause” (as defined below).
The Company amended the SERP and froze the benefit payable to Mr. Greig in order to protect FirstMerit from future liability increases and associated additional expenses under his SERP benefit formula, and to support its shift to a more performance-based pay program. The Company believes that this change will also increase investor understanding of the correlation between pay and performance in future proxy statements by eliminating the impact of SERP accruals from Mr. Greig’s total compensation as reported in the Summary Compensation Table in the Company’s proxy statements beginning with its proxy statement for its 2015 annual meeting of shareholders.
Investors should note that, in reviewing the Potential Payments Upon Termination or Change in Control section of each of the Company’s proxy statements for last four years, there is a consistent pattern of increase in Mr. Greig’s accrued SERP benefit that he would have been entitled to receive had he retired as of the end of the previous year. This increase averaged $3,253,735 per year, as noted in the table below.

Date of Proxy Statement	Date of Accrued Benefit	SERP Accrued Benefit	Increase from Previous Year
March 9, 2011	December 31, 2010	$10,725,683
March 8, 2012	December 30, 2011	$12,907,833	$2,182,150
March 1, 2013	December 31, 2012	$16,413,691	$3,505,858
March 7, 2014	December 31, 2013	$20,486,888	$4,073,197
Three-Year Average			$3,253,735
In an effort to protect FirstMerit from possible future increases in SERP accruals that may result from increases in base and incentive compensation, time of service and other economic factors such as changes in interest rates or inflation, the Compensation Committee recommended to the Board that Mr. Greig’s SERP benefit be frozen. The freezing of Mr. Greig’s SERP benefit will eliminate any future accruals for Mr. Greig’s SERP benefit. The Board’s decision to freeze the SERP benefit did not result in any increased benefit to Mr. Greig; it only froze the benefit that he was entitled to as of November 30, 2013 and no other actions were taken to increase Mr. Greig’s benefit in 2013. The freezing of Mr. Greig’s SERP benefit assures that there will be no future increases or decreases (other than elimination of the benefit should the Compensation Committee so determine if Mr. Greig commits an act that constitutes “Cause”) in Mr. Greig’s SERP benefit. Accordingly, the $3.2 million average annual increase in the accrued SERP benefit that has been experienced over the past four years will be eliminated and there will be zero increases in future years.
The following table provides a summary of the potential amounts payable to Mr. Greig, based upon the closing price of our common shares effective December 31, 2013, the last trading day of the fiscal year, of $22.23, under various potential termination scenarios, including those provided pursuant to Mr. Greig’s employment agreement, amended change in control agreement and displacement agreement. The following table clarifies the potential amounts payable to Mr. Greig under the SERP in connection with a termination where “Cause” (as defined below) exists.

Compensation Component	Voluntary Termination Without Good Reason	Retirement (10)	Involuntary for Cause (11)	Involuntary Without Cause or Voluntary for Good Reason(4)	Disability (2)	Death (2)	Displacement + Involuntary Without Cause or Voluntary for Good Reason (4)	CIC+ Involuntary for Cause (1)(5)	CIC + Voluntary Without Good Reason(6)	CIC+ Involuntary Without Cause or Voluntary for Good Reason(7)
Pension Plan	$13,301	$13,301	$6,651	$13,301	$13,301	$6,651	$13,301	$13,301	$13,301	$13,301
2008 Excess Plan	342,125	342,125	342,125	342,125	342,125	342,125	342,125	342,125	342,125	342,125
Excess Plan	25,997	25,997	12,999	25,997	25,997	12,999	25,997	25,997	25,997	25,997
SERP	20,486,888	20,486,888	—	20,486,888	20,486,888	20,486,888	20,486,888	—	20,486,888	20,486,888
Life Insurance(8)	200,438	200,438	200,438	200,438	200,438	200,438	200,438	200,438	200,438	200,438
Cash Severance (Base Salary)	—	—	—	2,925,000	—	—	2,925,000	—	—	2,925,000
Cash Severance (Bonus)	—	—	—	2,925,000	—	—	2,925,000	—	—	2,925,000
Restricted Stock/RSU Value	—	—	—	4,114,788	4,114,788	4,114,788	4,114,788	—	4,114,788	4,114,788
Performance-Based RSUs	—	—	—	1,275,735	1,275,735	1,275,735	1,275,735	—	1,275,735	1,275,735
Health and Welfare Benefits	—	—	—	147,900	—	—	147,900	—	—	147,900
Outplacement	—	—	—	—	—	—	35,000	—	—	35,000
Excise Tax Forfeiture(9)	—	—	—	—	—	—		—	—	—
Total Value	$21,068,749	$21,068,749	$562,213	$32,457,172	$26,445,971	$26,439,624	$32,492,172	$581,861	$26,459,272	$32,492,172

(1)
As described above and further below, Mr. Greig would forfeit all of the benefit under the SERP if the Compensation Committee determines that Mr. Greig should forfeit his SERP benefit if he has committed an act that constitutes “Cause” (as defined below).

(2)
Upon the termination of Mr. Greig’s employment as a result of a permanent disability, Mr. Greig is entitled to all accrued benefits under the Pension Plan, Excess Plan, 2008 Excess Plan, SERP and 2008 SERP, as applicable. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for Mr. Greig.

(3)
Upon death, Mr. Greig’s designated beneficiary is entitled to receive a monthly payment equal to a 50% Joint and Survivor benefit of his accrued Pension Plan and Excess Plan. The 2008 Excess Plan benefit is payable at 100%. Additionally, designated beneficiaries are entitled to pre-2005 SERP benefits in either (i) a 15-year certain annuity payment based on 100% of his accrued benefits (if a member prior to 2001) or (ii) a 50% Joint and Survivor benefit of his accrued benefit under the SERP; post-2004 benefit accruals are payable at 100%. The 2008 SERP benefit is also payable at 100%. In December 2013, the Board approved, based on the recommendation of the Compensation Committee, an amendment to the SERP primarily to freeze the benefit payable under the SERP to Mr. Greig at the level of the benefit accrued by Mr. Greig under the SERP as of November 30, 2013. As a result of this freeze, neither later increases nor decreases in his compensation nor any other change in circumstances will cause any increase or decrease in the amount payable to Mr. Greig under the SERP. In addition, all unvested time-based restricted stock awards and all unvested stock option awards will vest in full. Performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated (or continued) vesting of unvested restricted stock and RSU awards outstanding for Mr. Greig.

(4)
Pursuant to his displacement agreement, the calculation of “Cash Severance (Base Salary)” equals the product of Mr. Greig’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by 3.0. In addition, the calculation of Mr. Greig’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the displacement agreements, all unvested time-based restricted stock and time-based and performance-based RSU awards and all unvested stock option awards vest in full upon displacement and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for Mr. Greig. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to Mr. Greig prior to the displacement corresponding with his specific multiple (in other words, 36 months for a 3.0 multiple).

(5)
Pursuant to the amended change in control agreement, but subject to the terms of the SERP (including the SERP freeze), if Mr. Greig is terminated “For Cause,” he is not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan, the 2008 Excess Plan and 2008 SERP.

(6)
Pursuant to the amended change in control agreement, but subject to the SERP freeze, if Mr. Greig voluntarily terminates his employment “Without Good Reason,” he is entitled to a SERP enhancement and any benefits accrued under the Pension Plan, the Excess Plan, the 2008 Excess Plan, the SERP and the 2008 SERP. In addition, all unvested time-based restricted stock and RSU awards and all unvested stock option awards vest in full. As all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for Mr. Greig.

(7)
Pursuant to the amended change in control agreement, the calculation of “Cash Severance (Base Salary)” equals the product of Mr. Greig’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the displacement) multiplied by 3.0. In addition, the calculation of Mr. Greig’s “Cash Severance (Bonus)” is equal to the product of the target level of incentive compensation during the year in which the termination occurs, multiplied by the same multiple. Moreover, pursuant to the amended change in control agreement, all unvested time-based restricted stock and RSU awards and all unvested stock option awards vest in full upon the change in control and, as all outstanding stock options are currently fully vested, the amounts in the “Restricted Stock/RSU Value” and “Performance-Based RSUs” columns represent only the value of the accelerated vesting of unvested restricted stock and RSU awards outstanding for Mr. Greig. The calculation of “Health and Welfare Benefits” includes identical medical, life and accidental death and dismemberment insurance benefits to those available to Mr. Greig prior to the event corresponding with his specific multiple (in other words, 36 months for a 3.0 multiple).

(8)
For all events other than death, the amount represents the cash surrender value for Mr. Greig’s life insurance policy. In the event of death, the amount represents the benefit to be received by Mr. Greig’s designated beneficiary under the executive’s life insurance policy.

(9)
Although at the beginning of 2013 Mr. Greig was entitled to a “full gross-up”, on February 21, 2013, Mr. Greig voluntarily waived the Section 280G excise tax gross-up provision that was previously included in his amended change in control agreement. As a result, Mr. Greig’s amended change in control agreement provides that if any payments or benefits, whether provided pursuant to the amended change in control agreement or otherwise, would constitute a “golden parachute” payment, then the amount of such payments or benefits will be reduced to the extent necessary so as not to constitute a “golden parachute payment” for purposes of Section 280G of the Internal Revenue Code, but only if that reduction results in a better net after-tax benefit to Mr. Greig. Since the amounts payable to Mr. Greig as of December 31, 2013 did not constitute a “golden parachute,” Mr. Greig was not subject to the excise tax imposed under Section 280G and therefore would not have been subject to any reduction displacement agreement was a “change in control” for purposes of Section 280G.

(10)
Upon retirement, performance-vested RSUs will be subject to continued vesting based on actual performance, and time-vested RSUs will be, subject to their performance contingency, nonforfeitable, subject to the Compensation Committee's negative discretion.

Under the terms of the SERP, Mr. Greig would forfeit all of the benefit under the SERP if the Compensation Committee determines that Mr. Greig should forfeit his SERP benefit if he has committed one or more of the following acts while employed by the Company (any such act, “Cause”):

•
any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by Mr. Greig of the assets or business opportunities of the Company or any other entity that is related through common ownership to the Company (the Company and all other entities related through common ownership to the Company are individually called “Group Members” and collectively are called the “Group”);

•
conviction of Mr. Greig of (or plea by Mr. Greig of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain) or intentional and repeated violations by Mr. Greig of the Company’s written policies or procedures;

•	disclosure, other than through mere inadvertence or other than acting in the course and scope of duties or pursuant to a subpoena, to unauthorized persons of certain confidential information;

•
intentional and material breach of any contract with or violation of any legal obligation owed to the Group, the Company or any Group Member provided that a breach shall be considered intentional and material only if Mr. Greig fails to cure to the best of Mr. Greig’s ability such breach within thirty (30) days after delivery to Mr. Greig of a notice from the Company’s Board specifying such breach;

•
Mr. Greig’s (i) willful and intentional failure to materially comply (to the best of his ability) with a specific, written direction of the Board that is consistent with normal business practice and not inconsistent with Mr. Greig’s responsibilities under any employment agreement between Mr. Greig and the Company, provided that a failure shall be considered willful only if Mr. Greig fails to cure to the best of his ability any such failure to materially comply with such written direction of the Board within thirty (30) days after delivery to Mr. Greig of a notice from the Board specifying any such failure; and further provided that any such failure shall not be deemed willful or intentional if based on Mr. Greig’s good faith belief, as expressed by written notice to the Board given within thirty (30) days after such failure, that the implementation of such direction of the Board would be unlawful or unethical and such notice is accompanied by the opinion of nationally recognized corporate counsel that such implementation would be unlawful or unethical, (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Group, the Company or any Group Member or (iii) material breach of any employment agreement between Mr. Group and the Company, provided that such breach is not cured within thirty (30) days after delivery to Mr. Greig of a notice from the Board requesting cure; or

•
any intentional cooperation with any party attempting to effect a Change in Control (as defined in any change in control or displacement agreement between Mr. Greig and the Company) unless (i) the Board has approved or ratified that action before the Change in Control or (ii) that cooperation is required by law.

Terrence E. Bichsel, our Senior Executive Vice President and Chief Financial Officer, and William P. Richgels, our Senior Executive Vice President and Chief Credit Officer, also participate in the SERP. Under the terms of the SERP, Mr. Bichsel and Mr. Richgels would forfeit all of the benefit under the SERP if the Compensation Committee determines that either Mr. Bichsel or Mr. Richgels should forfeit his SERP benefit if he commits one or more of the following acts as while employed by the Company:

•	felonious criminal activity whether or not affecting the Company;

•	disclosure to unauthorized persons of Company information that is believed by the Board to be confidential;

•	dishonesty or breach of any contract with, or violation of any legal obligation to, the Company; or

•	gross negligence or insubordination in the performance his duties.